Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of the references to our firm in the Prospectus and the Statement of Additional Information for the Leader Short-Term Bond Fund, dated January 19, 2007.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd. (fka Cohen McCurdy, Ltd.)
Westlake, Ohio
January 18, 2007